EMPLOYMENT AGREEMENT

Employment Agreement, dated as of the 16 day of October 2000, by and between XML-Global Technologies, Inc., a Colorado Corporation with offices at Suite 420 - 701 Dexter Avenue, Seattle, WA 98109 (the Corporation), and Gordon Ebanks, an individual residing at 424 East 57th Street, New York, NY (the "Executive").

W I T N E S S E T H:

In consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

1. EMPLOYMENT. The Corporation hereby agrees to employ the Executive in an executive capacity, and the Executive hereby accepts and agrees to such employment, commencing as of the date hereof, upon the terms and conditions hereinafter set forth.

2. TERM. The term of the Executive's employment under this Agreement shall commence as of November 1, 2000 and shall continue until the close of business on June 30, 2002, and shall automatically be renewed for twelve month periods thereafter unless either party gives the other written notice of termination at least three months prior to the expiration of the initial or any renewal term, unless sooner terminated as provided elsewhere in this Agreement (the "TERM").

3. DUTIES AND SERVICES. (a) The Executive agrees to serve the Corporation as Executive Vice President of Sales and Marketing of the Corporation and shall also serve such of its subsidiaries and affiliated companies as may be designated by the Corporation, faithfully, diligently and to the best of his ability, subject to and under the direction and control of the President, Chief Executive Officer and Board of Directors of the Corporation, devoting substantially all of his business time, energy and skill to such employment, and to perform from time to time such executive services, advisory or otherwise, as the Chief Executive Officer or Board of Directors shall request, and to act in such capacities or other offices for the Corporation and for any of its subsidiary or affiliated companies as the Board of Directors shall request without further compensation other than that for which provision is made in this Agreement. The Executive acknowledges that he shall be expected to work more than 40 hours per week, and spend the necessary time and effort to consistently deliver high quality results in a time sensitive manner. The Executive acknowledges that his position with the Corporation will require numerous and extended business trips, much of which will involve travel during off-peak and non-business hours.

(b) The Executive acknowledges that the Corporation may experience dramatic growth and it may in the future need or desire someone else as Executive Vice President of Sales and Marketing.

The Executive agrees that the Corporation shall be entitled to replace Executive as Executive Vice President of Sales and Marketing at such time as it shall determine and reassign Executive to another position within the Company. Until such time, however, as the Executive Vice President of Sales and Marketing of the Corporation, the Executive will primarily be responsible for directing all aspects of the sales and marketing operations of the Corporation (including development of a marketing plan, assisting with the formation of strategic alliances, hiring sales and marketing staff, developing marketing budgets), managing the New York operations and overseeing development of the Web Services product. The Executive acknowledges that the Corporation retains the right to move senior management personnel to different positions, and the Executive consents to such reassignment if it occurs.

(c) The principal place of employment of the Executive shall be at corporate offices of the Corporation in New York, NY.

4. COMPENSATION.

(a) SALARY. The Corporation agrees to pay to the Executive, and the Executive agrees to accept, a basic salary for all his services (the "SALARY") at the rate of $150,000 per annum, payable in accordance with the Corporation's standard payroll policies from time to time.

(b) STOCK OPTIONS. The Executive shall be eligible to participate in the 1999 Equity Incentive Plan of the Corporation, and effective within ten days after the date this Agreement is executed shall be granted options to purchase 800,000 shares of Common Stock of the Corporation at an exercise price equal to the fair market value on the date of grant, defined as $1.50 per share, which shall vest (subject to continued employment) as follows:
After Starting Date	Number of Options
3 months	200,000
6 months	200,000
9 months	200,000
12 months	200,000
Total

The stock options shall also be subject to the terms and conditions of the applicable option grant agreement and the 1999 Equity Incentive Plan. The Corporation undertakes, on a reasonable efforts basis, to register the underlying shares as quickly as possible. In the event that, as a condition of financing, the Corporation's senior management is required to lock up its shares, the Executive agrees to enter into a lockup agreement on the same terms as for other senior management.

(c) PERFORMANCE BONUS PLAN. Executive will be eligible for an annual bonus. In the first year, the bonus is to be determined as follows:
*	$50,000 if audited sales for the year ending June 30, 2001 exceed $3.0 million;
*	a further $50,000 if audited sales for the year ending June 30, 2001 exceed $5.0 million; and
*

a discretionary bonus to be determined by a compensation committee that will consider, among other things, personnel hires, sales growth, operating results, and attainment of product development and marketing goals.

In succeeding years, a compensation committee will determine the performance objectives and bonus structure.

5. EMPLOYEE BENEFITS.

(a) BUSINESS. The Corporation shall reimburse the Executive for approved, reasonable business expenses incurred by him for or on behalf of the Corporation in furtherance of the performance of his duties hereunder. Such reimbursement shall be subject to receipt by the Corporation from the Executive of such expense statements and such vouchers and other reasonable verifications as the Corporation shall require to satisfactorily evidence such expenses, and shall also be subject to such policies as the Corporation shall establish from time to time.

(b) BENEFIT PROGRAMS. The Executive shall be entitled to participate, in accordance with the terms and subject to the eligibility requirements thereof, in employee benefit plans and programs maintained for the executives of the Corporation, including, without limitation, any health, hospitalization and medical insurance programs and in any pension or retirement or other similar plans or programs. The foregoing shall not be construed to require the Corporation to establish any such plans or programs, or to prevent the Corporation from modifying or terminating any such plans or programs once established.

(c) VACATION. The Executive shall be entitled to four weeks of vacation each employment year during the term of this Agreement, taken consecutively or in segments, subject to the effective discharge of the duties of the Executive hereunder. Up to one week of vacation not taken during any such year may be carried forward into the following year.

6. TERMINATION OF BENEFITS. (a) TERMINATION. Notwithstanding anything to the contrary contained herein, the Executive's employment with the Corporation, as well as the Executive's right to any compensation which thereafter otherwise would accrue to him hereunder or in connection therewith, shall terminate upon the earliest to occur of the following events:

(i) the death or disability (as defined below) of the Executive,

(ii) the expiration of the Term of this Agreement,

(iii) the Executive's termination of such employment, or

(iv) upon delivery of written notice without "cause" (as defined below) to the Executive from the Corporation of such termination.

(b) CERTAIN DEFINITIONS. For the purpose of this Section 6, (i) the term "cause" is defined as (A) the commission by the Executive of a felony or an offense involving moral turpitude, the Executive's engaging in theft, embezzlement, fraud, obtaining funds or property under false pretenses, or similar acts of misconduct with respect to the property of the Corporation or its employees, stockholders, affiliates, customers, licensees, licensers or suppliers, (B) the repeated failure by the Executive to perform his duties hereunder or comply with reasonable policies or directives of the Board of Directors of the Corporation, (C) misfeasance or malfeasance, or (D) the breach of this Agreement or the Conditions of Employment referred to below by the Executive in any material respect, which breach is not cured within thirty (30) days after Executive's receipt of written notice of the breach and (ii) the Executive shall be deemed "disabled" if, at the Corporation's option, it gives notice to the Executive or his representative that due to a disabling mental or physical condition, he has been prevented, for a continuous period of 90 days during the Term or for an aggregate of 120 days during any six month period during the Term, from substantially performing those duties which he was required to perform pursuant to the provisions of this Agreement prior to incurring such disability.

(c) SEVERANCE; RELEASE. In the event of and upon the termination by the Corporation of the employment of the Executive under this Agreement without "cause", in addition to the Salary and other compensation (including accrued vacation, cash bonuses, incentive and performance compensation) earned hereunder and unpaid or not delivered through the date of termination and any benefits referred to in Section 5(b) hereof in which the Executive has a vested right under the terms and conditions of the plan or program pursuant to which such benefits were granted (without regard to such termination), the Corporation shall pay the Executive a cash payment (the "SEVERANCE PAYMENT") equal in the aggregate to the sum of twelve months' Salary and all bonuses earned by the Executive during the twelve (12) months preceding such termination. In the event of termination of this Agreement by the Corporation by reason of the death or disability of the Executive, the Corporation shall not be obligated to make the Severance Payment to the Executive. The Severance Payment shall be paid to the Executive in consecutive, equal monthly installments, on the fifteenth day of each calendar month commencing during the month next following the (1) the month in which the Executive is no longer employed by the Corporation and (2) the effective date of a general release from the Executive in customary form for such circumstances.

The Severance Payment shall be in lieu of any other claim for compensation under this Agreement, any wage continuation law or at common law, or any claim to severance or similar payments or benefits which the Executive may otherwise have or make. Without limiting any other rights or remedies which the Corporation may have, it is understood that the Corporation shall be under no further obligation to make any such severance payments and shall be entitled to be reimbursed therefor by the Executive or his estate if the Executive violates any of the covenants set forth in this Agreement or in the Conditions of Employment attached as Exhibit A hereto. In the event that the Severance Payment shall become payable to the Executive, the Executive shall not be required, either in mitigation of damages or by the terms of any provisions of this Agreement or otherwise, to seek or accept other employment, and if the Executive does accept other employment, any benefits or payments under this Agreement shall not be reduced by any compensation earned or other benefits received as a result of such employment. Further, in the event that the Severance Payment shall become payable to the Executive, the Corporation shall continue to provide during such twelve-month period coverage to Executive under the Corporation's health, hospitalization and medical programs, to the same extent and at the same cost to the Executive as provided during the term of Executive's employment with the Corporation (the "Health Benefit").

(d) CHANGE OF CONTROL. In the event that the employment of the Executive under this Agreement shall be terminated by the Corporation without "cause" or by the Executive for "Good Reason" (as hereinafter defined) within twelve months after a Change of Control (as hereinafter defined) of the Corporation, in addition to the Salary and other compensation (including accrued vacation, cash bonuses, incentive and performance compensation) earned hereunder and unpaid or not delivered through the date of termination and any benefits referred to in Section 5(b) hereof in which the Executive has a vested right under the terms and conditions of the plan or program pursuant to which such benefits were granted (without regard to such termination) but in lieu of the Severance Payment and any other payments under Section 6(c) hereof, the Corporation shall pay the Executive a cash payment (the "Change of Control Payment") equal in the aggregate to the sum of twenty-four months' Salary and all bonuses earned by the Executive during the twenty-four (24) months preceding such termination. The Change of Control Payment shall be paid to the Executive in consecutive, equal monthly installments, on the fifteenth day of each calendar month commencing during the month next following the (1) the first to occur of the month in which the Executive is no longer employed by the Corporation and (2) the effective date of a general release from the Executive in customary form for such circumstances. The Change of Control Payment shall be in lieu of any other claim for compensation under this Agreement, any wage continuation law or at common law, or any claim to severance or similar payments or benefits which the Executive may otherwise have or make. If group health plan benefits continue for employees of the Corporation following such Change of Control, the Health Benefit referred to in Section 6(c) shall also continue for such twenty-four month period. Without limiting any other rights or remedies which the Corporation may have, it is understood that the Corporation shall be under no further obligation to make any such Change of Control Payments and shall be entitled to be reimbursed therefor by the Executive or his estate if the Executive violates any of the covenants set forth in this Agreement on in the Conditions of Employment attached as Exhibit A hereto. In the event that the Change of Control Payment shall become payable to the Executive, the Executive shall not be required, either in mitigation of damages or by the terms of any provisions of this Agreement or otherwise, to seek or accept other employment, and if the Executive does accept other employment, any benefits or payments under this Agreement shall not be reduced by any compensation earned or other benefits received as a result of such employment.

For purposes of this Section, "GOOD REASON" shall mean the occurrence of any of the following events: (x) a material adverse change in the nature or scope of the Executive's responsibilities, authorities, title, powers, functions, reporting procedures (including the status of the person to whom the Executive reports directly and the status of the persons who report directly to the Executive, but other than the appointment of a Executive Vice President of Sales and Marketing) or duties, in all cases in a manner inconsistent with Section 3 above and giving due regard to the flexibility contemplated thereby, from the responsibilities, authorities, title, powers, functions reporting procedures (including the status of the person to whom the Executive reports directly and the status of the persons which report directly to the Executive) or duties exercised by the Executive prior to a Change of Control (other than changes to reflect the integration of the Corporation with an acquiror's operations which do not amount to the functional equivalent of a demotion); (y) a reduction in the Executive's annual base Salary as in effect immediately prior to a Change of Control; or (z) the relocation of the office at which the Executive is principally employed immediately prior to a Change of Control to a location more than 50 miles from such office (excluding a move to the Seattle, WA metropolitan area) or the requirement by the acquiror for the Executive to be based anywhere other than such current office, except for required business travel to an extent substantially consistent with the Executive's business travel obligations immediately prior to the Change or Control.

For purposes of this Section, "CHANGE OF CONTROL" shall mean the consummation of (i) a merger, combination, reorganization or consolidation of the Corporation with or into another corporation (with respect to which less than a majority of the outstanding voting power of the surviving or consolidated corporation is held by shareholders of the Corporation immediately prior to such event), (ii) the sale, transfer or other disposition of all or substantially all of the properties and assets of the Corporation and its subsidiaries, (whether tangible or intangible) or (iii) the sale to or purchase by (or a series of sales to or purchases by) a person or entity (or an affiliated group of persons or entities) which shall not be a stockholder of the Corporation (or a profit sharing or other employee benefit plan of the Corporation) of securities of the Corporation in a private transaction or transactions such that such unrelated person or entity (or group of affiliated persons or entities) shall as a result of such sale or sales or purchase or purchases beneficially own, directly or indirectly, securities of the Corporation representing more than fifty percent of the combined voting power of the Corporation's then outstanding securities or have the right to designate a majority of the members of the Board of Directors of the Corporation.

7. DEDUCTIONS AND WITHHOLDING. The Executive agrees that the Corporation shall withhold from any and all payments required to be made to the Executive pursuant to this Agreement (including the travel allowance) all federal, provincial, state, local and other taxes which are required to be withheld in accordance with applicable statutes and regulations in effect from time to time.

8. NON-SOLICITATION, RESTRICTIVE COVENANTS, CONFIDENTIALITY AND INJUNCTIVE RELIEF.(a) The Executive agrees to observe proprietary information, confidentiality obligations, and non-competition obligations, in regard to which the following shall be applicable:

(i) NON-COMPETITION. In view of the fact that activity of the Executive in violation of the terms hereof is likely to adversely affect the Corporation and its subsidiaries and affiliates and would deprive the Corporation of the benefits of its bargain hereunder, and to preserve the goodwill associated with the Corporation's business, the Executive hereby agrees that during the period commencing on the date hereof and ending on the first anniversary of the date on which the Executive's employment with the Company and its subsidiaries and affiliates terminates for any reason (the "Non-Compete Period"), he will not, without the express written consent of the Corporation, directly or indirectly, anywhere in the United States or Canada, engage in any activity which is, or participate or invest in, or provide or facilitate the provision of financing to, or assist (whether as owner, part-owner, shareholder, member, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity), any business, organization or person other than the Corporation (or any subsidiary or affiliate of the Corporation), whose business, activities, products or services are directly competitive with any of the business, activities, products or services conducted by the Corporation on the date the Executive's employment with the Corporation terminates and which are in the Corporation's Field of Interest (each a "Competitive Business"); provided that the Executive shall be permitted to be employed by an entity which operates an ancillary business in the Corporation's Field of Interest so long as the Executive is not involved in such ancillary business. For purposes of this Section 8(a)(i), the Corporation's "Field of Interest" shall include, without limitation, the development, implementation or sale of XML software tools and net markets implementation and any other business activity engaged in, or conducted by the Corporation or its subsidiaries or affiliates on the date the Executive's employment with the Corporation terminates. Notwithstanding anything in this Section 8(a)(i) to the contrary, the Executive shall not be prohibited from participating, directly or indirectly, in any activity or business with Internet operations, including companies providing goods or services through or providing e-commerce and content or otherwise, that is not a Competitive Business.

Notwithstanding anything herein to the contrary, the Executive may make passive investments in any enterprise the shares of which are publicly traded if such investment constitutes less than five percent (5%) of the equity of such enterprise.

(ii) NON-SOLICITATION In addition to the restrictions in Section 8(a)(i) above, the Executive also agrees that he will not during the Non-Compete Period: (1) hire, attempt to hire, or participate in any way in any effort by any person or entity (other than the Corporation or any of its direct and/or indirect subsidiaries and affiliates) to hire or attempt to hire any person who is at the time (or was within the immediately preceding six months) an officer or employee of the Corporation or its direct and/or indirect subsidiaries or affiliates; (2) encourage any officer or employee of the Corporation or its direct or indirect subsidiaries or affiliates to terminate his or her relationship or employment with such entity; or (3) on behalf of himself or any persons or entity, other than the Corporation or any of its direct or indirect subsidiaries and affiliates, solicit or accept business from any client of the Corporation or its direct or indirect subsidiaries in the Corporation's Field of Interest; PROVIDED, HOWEVER, that the foregoing provision will not prevent the Executive from employing or offering to employ any such person who has been terminated by the Corporation or a subsidiary or affiliate prior to the commencement of employment discussions between the Executive and such employee, and the Executive will be permitted to hire and offer to hire non-executive employees of the Corporation who are contacted as a result of the use of general newspaper or electronic advertisement and other general non-targeted recruitment techniques in the ordinary course of business and consistent with past practices as opposed to targeted solicitations of any one or more of the Corporation's employees.

For purposes of this Agreement, any reference to the subsidiaries of the Corporation shall be deemed to include all entities directly or indirectly controlled by it through an ownership of more than fifty percent of the voting interests, the term "affiliate" shall mean, with respect to any person or entity, any person or entity which directly or indirectly controls, is controlled by or is under common control with such person or entity, and the term "person" shall mean an individual, a corporation, an association, a partnership, a limited liability company, an estate, a trust, and any other entity or organization.

(iii) SCOPE OF AGREEMENT. The parties acknowledge that the time, scope, geographic area and other provisions of this Section 8 have been specifically negotiated by the sophisticated commercial parties and agree that (1) all such provisions are reasonable under the circumstances of this Agreement, (2) are given as an integral and essential part of this Agreement and (3) but for the covenants of the Executive contained in this Section 8, the Corporation would not have entered into this Agreement. The Executive has independently consulted with his counsel and has been advised in all respects concerning the reasonableness and propriety of the covenants contained herein, with specific regard to the business to be conducted by the Corporation and its subsidiaries and affiliates, and represents that this Agreement is intended to be, and shall be, fully enforceable and effective in accordance with its terms.

(iv) SEVERABILITY. In the event that any covenant contained in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(v) CONFIDENTIAL INFORMATION. As used in this Agreement, "Confidential Information" means information belonging to the Corporation that is of value to the Corporation in the course of conducting its business and the disclosure of which is reasonably likely to result in a competitive or other disadvantage to the Corporation. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae, software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Corporation. Confidential Information includes information developed by the Executive in the course of the Executive's employment by the Company, as well as other information to which the Executive may have access in connection with the Executive's employment. Confidential Information also includes the confidential information of others with which the Corporation has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive's duties under Section 8(a)(vi) or information known to the Executive prior to his employment by the Company.

(vi) CONFIDENTIALITY. The Executive understands and agrees that the Executive's employment creates a relationship of confidence and trust between the Executive and the Company with respect to all Confidential Information. At all times, both during the Executive's employment with the Corporation and after his termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Corporation, except as may be necessary in the ordinary course of performing the Executive's duties to the Corporation.

(vii) INVENTIONS. The Executive recognizes that the Corporation possess a proprietary interest in all of the Confidential Information and has the exclusive right and privilege to use, protect by copyright, patent or trademark, or otherwise exploit the processes, ideas and concepts described therein to the exclusion of the Executive, except as otherwise agreed between the Corporation and the Executive in writing. The Executive expressly agrees that any products, inventions, discoveries or improvements made by the Executive or his agents in the course of the Executive's employment or during any period that the Executive has heretofore been a consultant to the Corporation, including any of the foregoing which is based on or arises out of the Confidential Information, shall be deemed "works for hire", the property of and inure to the exclusive benefit of the Corporation. The Executive further agrees that any and all products, inventions, discoveries or improvements developed by the Executive (whether or not able to be protected by copyright, patent or trademark) during the course of his employment or during any period that the Executive has heretofore been a consultant to the Corporation, or involving the use of the time, materials or other resources of the Corporation or any of its subsidiaries or affiliates, shall be promptly disclosed to the Corporation and hereby assigned to the Corporation and are to be deemed the exclusive property of the Corporation and the Executive shall execute and deliver any and all documents necessary or appropriate to implement the foregoing.

(viii) BUSINESS OPPORTUNITIES. The Executive agrees, while he is employed by the Corporation, to offer or otherwise make known or available to it, as directed by the Board of Directors of the Corporation and without additional compensation or consideration, any business prospects, contracts or other business opportunities that he may discover, find, develop or otherwise have available to him in the Corporation's Field of Interest, and further agrees that any such prospects, contacts or other business opportunities shall be the property of the Corporation.

(ix) DOCUMENTS, RECORDS, ETC. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Corporation or are produced by the Executive in connection with the Executive's employment will be and remain the sole property of the Corporation. The Executive will return to the Corporation all such materials and property as and when requested by the Corporation. In any event, the Executive will return all such materials and property immediately upon termination of the Executive's employment for any reason. The Executive will not retain with the Executive any such material property or any copies thereof after such termination.

(x) THIRD-PARTY AGREEMENTS AND RIGHTS. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive's use or disclosure of information reasonably likely to be useful or necessary to the performance by the Executive of his services hereunder, or the Executive's engagement in any business. The Executive represents to the Corporation that the Executive's execution of this Agreement, the Executive's employment with the Corporation and the performance of the Executive's proposed duties for the Corporation will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive's work for the Corporation, the Executive will not disclose or make use of any information in violation of any agreements with or right of any such previous employer or other party, and the Executive will not bring to the premises of the Corporation any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(xi) LITIGATION AND REGULATORY COOPERATION. During and after the Executive's employment, the Executive shall cooperate fully with the Corporation in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Corporation which relate to events or occurrences that transpired while the Executive was employed by the Corporation. The Executive's full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Corporation at mutually convenient times. During and after the Executive's employment, the Executive also shall cooperate fully with the Corporation in connection with any such investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Corporation. The Corporation shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive's performance of obligations pursuant to this subsection (xi). The performance by the Executive under this subsection (xi) after the termination of the Executive's employment with the Corporation shall be subject to his other employment obligations..

(b) The provisions of this Section 8 shall survive the termination or expiration of this Agreement, irrespective of the reason therefor, including under circumstances in which the Executive continues thereafter in the employ of the Corporation.

9. INSURANCE. The Executive agrees that the Corporation may from time to time and for the Corporation's own benefit apply for and take out life insurance covering the Executive, either independently or together with others, in any amount and form which the Corporation may deem to be in its best interests. The Corporation shall own all rights in such insurance and in the cash values and proceeds thereof and the Executive shall not have any right, title or interest therein. The Executive agrees to assist the Corporation, at the Corporation's expense, in obtaining any such insurance by, among things, submitting to customary examinations and correctly preparing, signing and delivering such applications and other documents as reasonably may be required. Nothing contained in this Section 10 shall be construed as a limitation on the Executive's right to procure any life insurance for his own personal needs.

10. NOTICES. All notices shall be in writing and shall be deemed to have been duly given to a party hereto on the date of such delivery, if delivered personally, or on the third day after being deposited in the mail if mailed via registered or certified mail, return receipt requested, postage prepaid, or on the next business day after being sent by recognized national overnight courier service, in the case of the Executive at his current address as set forth in the Corporation's records, and in the case of the Corporation, at it address set forth above.

11. ASSIGNABILITY AND BINDING EFFECT. This Agreement shall inure to the benefit of and shall be binding upon the heirs, executors, administrators, successors and legal representatives of the Executive, and shall inure to the benefit of and be binding upon the Corporation and its successors and assigns. The Executive may not assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement, or any of his rights or obligations hereunder, and any such attempted delegation or disposition shall be null and void and without effect.

12. SEVERABILITY. In the event that any provisions of this Agreement would be held to be invalid, prohibited or unenforceable in any jurisdiction for any reason (including, but not limited to, any provisions which would be held to be unenforceable because of the scope, duration or area of its applicability), unless narrowed by construction, this Agreement shall, as to such jurisdiction only, be construed as if such invalid, prohibited or unenforceable provision had been more narrowly drawn so as not to be invalid, prohibited or unenforceable (or if such language cannot be drawn narrowly enough, the court making any such determination shall have the power to modify such scope, duration or area or all of them, but only to the extent necessary to make such provision or provisions enforceable in such jurisdiction, and such provision shall then be applicable in such modified form). If, notwithstanding the foregoing, any provision of this Agreement would be held to be invalid, prohibited or unenforceable in any jurisdiction, such provision shall be ineffective to the extent of such invalidity, prohibition or unenforceability, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Washington, without regard to principles of conflict of laws and regardless of where actually executed, delivered or performed.

14. COMPLETE UNDERSTANDING; COUNTERPARTS. This Agreement constitutes the complete understanding and supersedes any and all prior agreements and understandings between the parties with respect to its subject matter, and no statement, representation, warranty or covenant has been made by either party with respect thereto except as expressly set forth herein.

This Agreement shall not be altered, modified, amended or terminated except by written instrument signed by each of the parties hereto. The Section and paragraph headings contained herein are for convenience only, and are not part of and are not intended to define or limit the contents of said Sections and paragraphs. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
Company:	XML-Global Technologies, Inc. By: Peter Shandro, CEO /s/ Peter Shandro
Executive:	Gordon Ebanks /s/ Gordon Ebanks